Exhibit 10.8

Biofrontera Aktiengesellschaft

Option Terms

of the Share Option Programme 2015

as resolved by the Annual General Meeting,

version dated

7 April 2016

Preamble

The Annual General Meeting of Biofrontera AG (hereinafter “Company”) held on 28 August 2015 granted an authorization (hereinafter “Authorization Resolution”) valid until 27 August 2020 to issue up to 1,814,984 subscription rights to up to EUR 1,814,984 in no-par value registered shares in the Company (hereinafter “Options” or “Share Options”) in accordance with the more detailed provisions of the Authorization Resolution (hereinafter “Share Option Scheme 2015”).

On 7 April 2016, the Management Board and the Supervisory Board resolved to make use of the authorization granted in the Share Option Scheme 2015. The Management Board and the Supervisory Board have adopted these option terms (hereinafter “Option Terms”) in order to regulate further details with respect to granting Share Options and further exercising conditions.

§ 1
Granting Options

(1)	The Company grants Options (“Options” or “Option Rights”) to up to EUR 1,814,984 in no-par value registered shares in the Company. The content of the Options and the associated rights and obligations comply with the Share Option Scheme 2015 and with these Option Terms.

(2)	Options may be issued to members of the Management Board of the Company, members of the management of affiliated companies and employees of the Company and of affiliated companies (hereinafter collectively referred to as “Beneficiaries” or “Eligible Persons”).

(3)	The precise group of Beneficiaries and the respective number of Options to be granted to them are determined by the Management Board of the Company. Where members of the Management Board are to receive Options, the Supervisory Board is solely responsible for determining this and deciding on the issuing of Options.

§ 2
Content and granting of Options

(1)	In accordance with these Option Terms, each Option granted entitles the Beneficiary to subscribe to one (1) new registered share with no nominal value (no-par value share) in the Company at the exercise price defined in paragraph (7) below (subject to adjustments of the exercise price pursuant to section 13). The Beneficiary does not have to pay for the granting of Options.

(2)	Up until the Option Rights are exercised, the Eligible Person does not accrue any rights from the shares to which they may subscribe under the Options.

(3)	New shares that are issued after Options are exercised participate in profits from the beginning of the financial year in which they are created through the exercising of Options.

(4)	Unless mandatory legal provisions (particularly insider trading provisions) stipulate otherwise in individual cases, Options may be issued:

a)	in the ten trading days following the date on which annual financial reports or half-yearly financial reports are made publicly available,

b)	in the ten trading days following the date of the Annual General Meeting,

c)	in the ten trading days following the date of publication of a quarterly report or interim announcement.

Options are granted up to twice per calendar year in tranches; the total of the tranches in a calendar year may not exceed 50% of the total volume of the Share Option Scheme 2015 (hereinafter “Tranches”).

(5)	The Options are issued through the conclusion of a written contract between the Beneficiary and the Company (hereinafter “Option Agreement”).

(6)	The issue date is the date on which the Option Agreement is signed by the Company (hereinafter “Issue Date”). The Issue Date must be determined by the Management Board and the Supervisory Board, or by the Supervisory Board alone if the Management Board is affected, in connection with the decision regarding the respective Tranche issue. A sample Option Agreement is attached as

Annex section 2 (5).

(7)	The price to be paid for a share upon exercise of an Option corresponds to the non-weighted average price of the Company’s shares in the Xetra closing auction on the Frankfurt Stock Exchange (XETRA) or in an equivalent successor system on the ten trading days before the Issue Date (hereinafter “Exercise Price”). However, the minimum Exercise Price is the proportionate amount of the Company’s share capital attributable to the individual no-par value share (share) (section 9 (1) of the German Stock Corporation Act (AktG)). The Eligible Person will be notified of the Exercise Price upon submission of the Option Agreement.

§ 3
Blocking period for first-time exercise and exercise window

(1)	Option Rights may be exercised for the first time after expiry of a blocking period. The blocking period is four years after the respective Issue Date (hereinafter “Blocking Period”).

(2)	After expiry of the respective Blocking Period, the Option Rights may be exercised until the expiry of six years after the respective Issue Date with the proviso that in each case an exercise is only possible within the following periods (hereinafter “Exercise Windows”) unless mandatory legal provisions stipulate otherwise in individual cases (particularly insider trading provisions):

a)	on the 6th banking day and following 20 banking days after the Annual General Meeting,

b)	on the 6th banking day and following 20 banking days after presentation of the half-yearly or quarterly report or of an interim announcement or interim financial report of the Company,

c)	in the period between the 20th and 5th banking day before the Option Rights lapse.

However, this excludes the period from the announcement that the shareholders are to be granted a subscription right to shares or other securities to be issued by the Company until the beginning of the first day of the subscription period.

(3)	The right to exercise the Options will end no later than six years after the Issue Date (exclusive). If the Options have not been exercised by this time they will lapse without compensation.

(4)	Any entitlement of the Eligible Person to payment of a cash settlement in the event that Option Rights are not exercised in spite of the above exercise requirements being met is precluded.

§ 4
Performance targets

Options may only be exercised if the following performance targets are met:

a)	It is possible to exercise Options from a Tranche if the price of the share in the Company at the beginning of the respective Exercise Window exceeds the Exercise Price by at least 20% (hereinafter “Reference Price”) and

b)	additionally if, as compared with the Exercise Price, the Reference Price has performed as well as or better in percentage terms than the “MSCI World Health Care Index TR” or a comparable successor index (hereinafter “Reference Index”) in the period from the last trading day before the Issue Date until the 5th trading day (in each case the last index calculation of the day based on USA Eastern Standard Time (EST)) before the beginning of the respective Exercise Window (hereinafter “Reference Period”). As the Reference Index is a total return index, the gross amount of dividends distributed by the Company during the Reference Period and other distributions to shareholders are taken into account as a value-enhancing factor when determining the performance of the Company’s shares.

The Reference Price corresponds to the non-weighted average price of the Company’s shares in the Xetra closing auction on the Frankfurt Stock Exchange or in an equivalent successor system between the 15th and 5th trading day (inclusive in each case) before the beginning of the respective Exercise Window.

§ 5
Exercise notice

(1)	Option Rights are exercised by way of written notice in duplicate from the Eligible Person in accordance with section 198 (1) AktG (hereinafter “Exercise Notice”) to the Company or – if the Beneficiary is a member of the Management Board of the Company – to the Chairman of the Supervisory Board of the Company, addressed in each case to the headquarters of the Company.

(2)	The Exercise Notice must be submitted using the form available from the Company. The Beneficiary is also required to undertake all the actions required for exercising and processing and to submit statements.

(3)	The Exercise Notice must state the number of shares for which the Option Right is to be exercised.

(4)	The Option exercise will take effect to the permitted extent stated in the notice upon receipt of the Exercise Notice by the Company or, if it is to be submitted to the Supervisory Board of the Company, upon receipt by the Chairman of the Supervisory Board, provided that the other exercise requirements have been met.

(5)	The Company may require the Beneficiary to engage a third party specified by the Company to submit the Exercise Notice for them as a subscription agent, either in their own name or in the name of a third party. The Company shall bear the costs of the subscription agent.

(6)	The date on which the Company or the subscription agent receives the Exercise Notice is the exercise date (hereinafter “Exercise Date”).

§ 6
Transfer of shares/cash settlement

(1)	Upon the effective exercise of Options the Company is required, subject to the adjustments under section 13, to issue to the Beneficiary a number of shares in the Company corresponding to the number of Option Rights exercised. In lieu of issuing shares in the Company from contingent capital, treasury shares in the Company may also be transferred against payment of the issue amount.

(2)	The Company will transfer the number of shares corresponding to the number of Options exercised to the Eligible Person within six weeks of receipt of the subscription notice and payment of the subscription price.

(3)	The Company may – in lieu of providing shares against payment of the Exercise Price – pay a cash settlement to the Beneficiary in discharge of its obligations. The cash settlement may be paid for all or part of the Options exercised. The cash settlement per Option will correspond to the difference between the Exercise Price per share and the price of the share on the Exercise Date. The relevant price of the shares on the Exercise Date will be determined as follows: non-weighted average price of the Company’s shares in the Xetra closing auction on the Frankfurt Stock Exchange or in an equivalent successor system on the ten trading days before the Exercise Date.

(4)	The Company may require the Eligible Person to pay any taxes and levies due, particularly those under section 12 below, in full together with the relevant Exercise Price.

§ 7
Restrictions on exercise and disposal

(1)	The Beneficiary is entitled to sell on the shares acquired by exercising the Options immediately. However, in the context of such a sale they must have regard for the legitimate interests of the Company in appropriate price management.

(2)	The Eligible Person is aware that they are among a group of persons who can obtain knowledge of insider information concerning the Company. They are also aware that, in particular, acquiring and disposing of shares in the Company while having knowledge of insider information is a criminal offence.

(3)	The Eligible Person is also aware that acquiring shares in the Company can trigger statutory notification duties and, in particular, directors’ dealings and/or voting rights notifications.

(4)	The Eligible person will comply with all the legal and contractual obligations they are required to observe in connection with the Share Option Scheme 2015 and the processing thereof on their own responsibility.

§ 8
Limitation in the event of extraordinary developments

(1)	The exercisability of the Options is restricted in the event of extraordinary developments notwithstanding the other provisions of these Option Terms under this section 8.

(2)	Offers within the meaning of the German Securities Acquisition and Takeover Act (WpÜG) are deemed to be extraordinary developments.

(3)	The exercising of Options in a Tranche may be restricted within the following period:

a)	Between the publication (i) of the decision of the bidder to submit an offer or (ii) of the assumption of control (hereinafter “Announcement”) until expiry of the follow-up acquisition period within the meaning of section 31 (5) first sentence WpÜG.

b)	The restriction of the exercisability of the Options will end if the bidder declines to publish an offer or the period prescribed for this by law expires without result.

(4)	In the event of an offer within the meaning of WpÜG, the Eligible Person is to be placed in the position in which they would have been had they exercised the Options before the Announcement; however, this is with the proviso that the Eligible Person may realize a premium of no more than 50% on the market price of the Company’s shares that was in effect before the Announcement.

(5)	The decisive factor in determining the extent of any exercising restriction is firstly the arithmetic average (non-weighted) of the closing price of the Company’s shares determined in Xetra trading on the Frankfurt Stock Exchange on the ten trading days before the date of the Announcement by the bidder (exclusive) plus a premium of 50% on this amount (hereinafter “Share Price before the Offer”).

a)	The Options are subject to an exercising ban in the proportion by which the consideration offered by the bidder (hereinafter “Consideration”) exceeds the Share Price before the Offer.

Example:

The Share Price before the Offer is EUR 15 (EUR 10 calculated average closing price plus a premium of 50%, i.e. EUR 5). The Eligible Person has 100 Options. The Consideration is EUR 20.

The number of Options from a Tranche still existing at the time of the Announcement and partially subject to an exercising restriction (“x” in %) is calculated as follows:

x% = 100 – ([100/Consideration] * Share Price before the Offer)

Therefore, in the example case 25.00% of the Options are subject to an exercising ban.

b)	In each case, the (i) last offer price publicly disclosed by the bidder will be referenced as the Consideration, in particular also an (intended) offer price such as is disclosed by the bidder in Announcement. If the Announcement does not specify an offer price, (ii) until the bidder publicly announces the offer price the Consideration will be based on the arithmetic average (non-weighted) of the closing price of the Company’s shares determined in Xetra trading on the Frankfurt Stock Exchange on the last three trading days following the Announcement (exclusive).

c)	If the Consideration is increased, the number of Options from a Tranche still existing at the time of the Announcement and partially subject to an exercising restriction will be recalculated in each case. As far as possible, any Options already exercised after the Announcement will be set off against the amount of the newly calculated exercisable Options.

Example:

At the time of the Announcement the Eligible Person has 100 Options. The Share Price before the Offer is EUR 15. The Consideration is EUR 20.

Therefore, 25.00% of the Options are subject to an exercising ban. After 45 Options have been exercised, the Compensation is increased to EUR 30. Thus 50% of the Options are subject to an exercising ban, leaving 5 more Options that could be exercised, which are then exercised. The Compensation is subsequently increased to EUR 35. Around 57% of the Options are thus subject to an exercising ban. Therefore, no further Options can be exercised but the 50 Options already exercised are not affected.

(6)	Options that were subject to an exercising ban under this section 8 may be exercised after expiry of the follow-up acquisition period within the meaning of section 31 (5) first sentence WpÜG.

§ 9
Transferability and heritability

(1)	The Options granted to the Eligible Person are not transferable. Any other disposal over the Options, granting of a sub-participation or establishment of a trust is also not permitted. The Eligible Person is also not allowed to enter into short positions or comparable closing out transactions that in financial terms rank equal to selling the Options.

(2)	Violations against section 9 (1) will cause the Options to lapse without compensation.

(3)	The Options cannot be inherited unless the Blocking Period has expired at the time of occurrence. In such event, the heirs/legatees of the Eligible Person are entitled on one occasion to exercise the Options in their place under the same terms in the three exercise periods after acquiring knowledge of the accrual of the inheritance, but at the latest within a period of 12 months after the accrual of the inheritance. Upon expiry of the anniversary date of the accrual of the inheritance, any unexercised or exercisable Options will lapse without replacement or compensation. The Company is entitled to request sufficient evidence of the accrual of the inheritance and legal succession.

§ 10
Termination of the employment relationship/executive position

(1)	Options may only be exercised if their holder has an unterminated service or employment relationship (hereinafter “Employment Relationship”) with the Company or a company affiliated with the Company or is a member of the Management Board of the Company or of the management of a company affiliated with the Company (hereinafter “Executive Position”).

(2)	Upon termination – for whatever reason – of the Employment Relationship and/or Executive Position, the Options will lapse without compensation if the Blocking Period has expired at the time the Employment Relationship and/or Executive Position is legally terminated (hereinafter “Time of Termination”) and these Option Terms do not stipulate otherwise (see section 10 (5)). They will not lapse if only the Executive Position is terminated but an Employment Relationship continues to exist.

(3)	The Eligible Person may still exercise Option Rights whose Blocking Period has expired at the Time of Termination in the first Exercise Window following the Time of Termination if the other requirements have been met unless they brought about termination of the Employment Relationship and/or Executive Position for cause within the meaning of section 626 of the German Commercial Code (BGB) due to a reason for which they were responsible. In such case, the Option Rights will lapse without compensation notwithstanding the Company’s rights of revocation under section 11 (2).

(4)	For the purposes of this regulation, if Beneficiaries have a temporary Employment Relationship with the Company these contracts will be deemed to be unterminated Employment Relationships for the entire term of employment, provided that they are extended or renewed without interruption and are not terminated.

(5)	If the Employment Relationship and/or Executive Position has existed without interruption for at least four years at the Time of Termination, the following will apply to Options that were granted at least 18 months before the Time of Termination but whose Blocking Period has yet to expire:

a)	The intrinsic value of the Options will be determined at the Time of Termination. The intrinsic value of each Option will correspond to the difference between the Exercise Price and the price of the share at the Time of Termination. The price of the share at the Time of Termination is to be determined as follows: arithmetic average (non-weighted) of the closing price of the Company’s shares determined in Xetra trading on the Frankfurt Stock Exchange on the ten trading days before the Time of Termination.

The intrinsic value determined in this manner will be multiplied by the number of Options that were granted at least 18 months before the Time of Termination (hereinafter “Initial Amount”).

b)	In the first Exercise Window following the Time of Termination after expiry of the Blocking Period, the Eligible Person may then – provided that the other requirements have been met – exercise a number of Options corresponding to the Initial Amount divided by the Exercise Price (fractions are to be rounded down) up to a maximum of the Options actually granted and not yet exercised.

c)	A further requirement for the exercising of the Options in such cases is that the performance targets have been arithmetically achieved at least once in the period between the Options being issued and the Time of Termination.

d)	The provisions of this section 10 (5) will not apply if the termination of the Employment Relationship and/or Executive Position is attributable to

(i)	good cause within the meaning of section 626 BGB due to a reason for which the Eligible Person was responsible or

(ii)	the expiry of a fixed term and if the Eligible Person did not accept an offer from the Company to continue their respective activity after expiry of the fixed term for at least two further years on financial terms that were not less favorable than the previously agreed financial terms (agreement on salary, working hours, leave and non-cash ancillary benefits). A relevant offer must be submitted to the Eligible Person in writing no later than six months before expiry of the fixed term and have a commitment period for the Company of at least three weeks in order that the offer acquires the local preclusive effect in the event that it is not accepted by the Eligible Person.

e)	If the Company is liable for taxes or other levies on the Eligible Person that arise in connection with the exercising of Options, it may require the Eligible Person to furnish appropriate security for this or to provide evidence of the settlement of tax and levy liabilities. The security or evidence must be submitted within ten working days of a corresponding request by the Company. The entitlement to exercise Options will otherwise be canceled.

(6)	The following will apply if the business or part of the business division of the Company with which the Eligible Person has an Employment Relationship and/or holds an Executive Position separates from the Company or from the Company’s Group or if an affiliated company in which the Eligible Person is employed and/or acts in an executive capacity separates from the Company’s Group:

a)	Options whose Blocking Period has expired on the date of separation may only be exercised vis-à-vis the Company by Eligible Persons belonging to the separating company, business or business division in the first two Exercise Windows following the date of separation, provided that the other exercise requirements have also been met. Thereafter, any Option Rights not yet exercised will lapse without compensation.

b)	In derogation of section 10 (6) a) above, the Company is entitled to settle Options at any time, including against the will of the Eligible Person. In such case, the Eligible Person must be paid a settlement amount for the exercisable Options that will be calculated analogously to the cash settlement under section 6 (3). The time of separation will be used instead of the Exercise Date for the purpose of calculating the settlement. The decisive point in time for determining the time of separation is the date on which the change of employer pursuant to section 613 a BGB takes place or dependency pursuant to section 17 AktG ends. There is no legal entitlement to such a settlement.

c)	Options whose Blocking Period has yet to expire on the date of separation will lapse and the Eligible Person will be granted a settlement; section 14 (4) will apply analogously for the purpose of determining such settlement. The decisive point in time for determining the settlement will be the date on which the change of employer pursuant to section 613 a BGB takes place or dependency pursuant to section 17 AktG ends. The settlement determined in this manner must be paid to the Eligible Person within 12 weeks after the aforementioned point in time.

d)	The provisions of this section 10 (6) will also apply if the Eligible Person makes use of any rights to object to the transfer of the Employment Relationship in the absence of other objective grounds.

§ 11
Term and revocation

(1)	These Option Terms will remain in effect until the term of the Options issued on its basis expires. If the Eligible Person has not exercised the Options by this point in time, the Options will lapse without compensation.

(2)	The Company may revoke the Options allocated to an Eligible Person with immediate effect if

a)	insolvency proceedings are opened in respect of the assets of the Eligible Person or the opening of such proceedings is refused for lack of assets;

b)	a creditor of the Eligible Person levies execution on the Options;

c)	the Beneficiary has breached material duties under the law, the Company’s articles of association, their employment contract or these Option Terms.

(3)	Upon receipt of the revocation notice all Options granted under these Option Terms and not yet exercised will lapse without compensation. The Beneficiary cannot assert claims against the Company for compensation of any financial disadvantages.

§ 12
Taxes and other levies

(1)	The Beneficiary is aware that the granting of Options and exercising of such Options can lead to non-cash benefits that are taxable.

(2)	The Company will pay the wage tax due thereon to the tax office, including church tax and the solidarity surcharge, as well as any social security contributions due thereon in accordance with statutory requirements. The Beneficiary is required to reimburse the Company for this (see section 6 (4)). The Company is also entitled to withhold corresponding amounts from the Beneficiary’s salary for this purpose.

(3)	The provisions above will apply analogously if the Eligible Person is an executive or employee at a company affiliated with the Company.

§ 13
Option Right adjustments and anti-dilutive provisions

(1)	If during the term of the Options and having granted a direct or an indirect subscription right to its shareholders the Company increases its share capital by issuing new shares or debt instruments or profit participation rights with conversion or option rights and the conversion or option price per share determined in this process is lower than the Exercise Price of the Options, the Management Board and, in the event that members of the Management Board are affected, the Supervisory Board are authorized to put the Beneficiary of the Options on an equal financial footing as far as is necessary to ensure that the total value of the Options to which an Eligible Person is entitled remains unchanged before and after implementation of a capital measure using recognized methods in financial mathematics. At the option of the Company this adjustment can be made by reducing the Exercise Price or adjusting the number of Options or a combination of both. If no subscription rights trade takes place, in the event of an adjustment by the Company the value of the subscription right will be calculated as follows with binding effect:

SR = (Po - Pn) / (SRa + 1)

SR: subscription right
Po: market price of the old shares
Pn: issue price of the new shares
SRa: subscription ratio

The market price of the old shares, “Po”, is determined as follows: arithmetic average (non-weighted) of the closing price of the Company’s shares determined in Xetra trading on the Frankfurt Stock Exchange during the subscription period.

(2)	In the event of a capital increase from company funds through the issuing of shares, the contingent capital pursuant to section 218 AktG will be increased by the same ratio as the share capital. The Beneficiary’s right to subscribe to new shares through exercising the subscription right will increase by the same ratio; the Exercise Price per share will be reduced by the same ratio. In the event of a capital increase from company funds without the issue of new shares (section 207 (2) second sentence AktG), the subscription right under the Options and the Exercise Price will remain unchanged.

(3)	In the event of a capital reduction, the Exercise Price and Option ratio will not be adjusted, provided that the capital reduction does not change the total number of shares or the capital reduction is linked to a capital repayment or an acquisition of treasury shares against payment. In the event of a capital reduction through the consolidation of shares without a capital repayment and in the event of an increase in the number of shares without a change in capital (share split), the number of shares that can be acquired for each Option at the Exercise Price will be reduced or increased in proportion to the capital reduction or share split; the Exercise Price per share will be changed by the same ratio.

(4)	If an adjustment is made in accordance with the paragraphs above, fractions of shares will not be issued when the subscription right is exercised. There will be no cash settlement.

(5)	In the event that the Company merges with another company, changes its legal form or undertakes comparable measures that impair the rights of the Beneficiary due to the loss of or changes to the Company’s shares, the right under section 2 (1) of these Option Terms will be replaced by the right to acquire at the Exercise Price a number of shares, shares in a business or other rights replacing shares in the Company to invest in the Company or its legal successor that corresponds in value to the market value of a share in the Company at the time such a measure is carried out (full entry of its execution in the commercial register).

(6)	In the event of an integration, the conclusion of profit transfer or domination agreements, a squeeze-out of minority shareholders or an asset transfer within the meaning of section 174 et seq. of the German Act Regulating Transformation of Companies (UmwG), the Company will, as far as is legally and practicably possible, place the Eligible Person in the position when exercising their Options in which they would have been had they already exercised their Option Rights at the time of the contract coming into effect or such measure being implemented. If trading in the Company’s shares is suspended as a result of such a measure and for this reason it is no longer possible to determine if performance targets have been met, the extent to which targets have been met will be determined by means of an assessment by a public auditor/public audit firm commissioned by the Company at its expense calculating the capitalized earnings value of the Company’s shares on 31 December of each year in each case.

(7)	In the event of other measures having an effect comparable to that of an adjustment as described in the cases above, the Company may adjust the Exercise Price in accordance with section 315 BGB.

(8)	The Company will notify the Eligible Person without delay of any adjustment and the date from which the adjustment will apply.

§ 14
Settlement of Options

(1)	In the event of a change of control, the Company may settle the Options granted to an Eligible Person, including against the will of the Eligible Person (hereinafter “Settlement Requirement”). A settlement must be paid to the Eligible Person (hereinafter “Settlement Amount”).

(2)	A “Change of Control” will be deemed to occur if there is an assumption of control within the meaning of section 35 WpÜG.

(3)	The Beneficiary must be informed of the Settlement Requirement within a period of four months after the Change of Control has occurred. The Company must pay the Settlement Amount under section 14 (4) to the Beneficiary (less any taxes and levies) within eight weeks of the notice of the Settlement Requirement being given. The Settlement Amount will be determined based on the date on which the Change of Control occurred.

(4)	The Settlement Amount will correspond to the full value (hereinafter “Fair Value”) of the Options granted to the Beneficiary. The Settlement Amount must be determined using recognized methods in financial mathematics along with an appraisal of the financial position of the Company and the Option Terms; in particular, this appraisal must assess the intrinsic value and time value of the Options. For the purpose of calculating the Settlement Amount, the Company may at its option and expense have the value of the Options determined by a public auditor/public audit firm or recognized financial institution using recognized methods in financial mathematics with binding effect on the Company and the Eligible Person.

(5)	The provisions in sections 14 (1) to 14 (4) apply analogously in the cases specified in section 13 (5) unless mandatory legal provisions stipulate otherwise. The point at which such a measure came into effect or was implemented is relevant for the purpose of calculating the periods under section 14 (3).

(6)	The provisions in sections 14 (1) to 14 (4) also apply analogously in the cases specified in section 13 (6). The point at which the contract came into effect or such a measure was implemented is relevant for the purpose of calculating the periods under section 14 (3).

§ 15
Limitations of liability

(1)	The Company, its legal representatives and their vicarious agents shall not be liable for slight negligence or for consequential damage or lost profit.

(2)	The Company assumes no liability for the overall performance of the market or the performance of the Company’s shares.

(3)	The respective Eligible Person accepts and exercises Options solely at their own risk.

§ 16
Prohibition on insider trading

(1)	Each Eligible Person is personally responsible for ensuring they do not sell shares in the Company they have acquired through exercising Options in violation of prohibitions on insider trading. The establishment of Exercise Windows under section 3 does not constitute a guarantee that selling shares in the Company within the Exercise Window is unproblematic in individual cases.

(2)	Each Eligible Person is required to find out about the respective legal situation as regards prohibitions on insider trading before exercising Options or selling shares and to act accordingly. The Company does not issue any advice on this matter and assumes no responsibility for the legality of actions in this regard.

§ 17
No establishment of a company practice

The Company grants Option Rights as a voluntary measure. Therefore, even if Option Rights are granted repeatedly this does not give rise to any entitlement to the renewed granting of Option Rights or to similar or equivalent benefits.

§ 18
Priority of the Annual General Meeting resolution of 28 August 2015 over the Share Option Scheme 2015

A copy of the Annual General Meeting resolution of 28 August 2015 is attached to these Option Terms as

Annex section 18.

The content of the Annual General Meeting resolution on the Share Option Scheme 2015 forms part of these Option Terms. In the event of any inconsistencies between these Option Terms and the content of the Annual General Meeting resolution, the content of the Annual General Meeting resolution will take precedence over the provisions of these Option Terms.

§ 19
Applicable law

The form and content of the Options and of these Option Terms as well as all rights and obligations of the Beneficiary or Company arising thereunder will be governed in every respect by the law of the Federal Republic of Germany and – to the extent permitted by law – to the exclusion of the provisions of private international law.

§ 20
Place of performance, place of jurisdiction

The place of performance and place of jurisdiction for any and all legal disputes arising from or in connection with these Option Terms is the registered office of the Company.

§ 21
Other provisions

(1)	Trading days for the purposes of this contract are all trading days at the Frankfurt Stock Exchange.

(2)	Any amendments or additions to the Option Agreement must be made in writing unless notarization is required. This also applies to any amendment of this requirement of written form.

(3)	The Company is entitled to modify or cancel the Option Terms at any time in accordance with mandatory legal requirements without giving rise to any obligation to compensate the Eligible Person.

(4)	If one of the provisions of these Option Terms should be or become invalid or impracticable, this shall not affect the validity or practicability of the remaining provisions. Any gap in the provisions arising as a result of an invalid or impracticable provision and any other gaps in the provisions shall be filled analogously by way of supplementary interpretation of the contract, taking into account the interests of the parties. This shall also apply where a measure of performance or time (time periods, dates) is concerned. In such cases, a legally permissible measure of performance or time (time periods, dates) coming as close as possible to the intention of the parties shall replace that initially agreed.

(5)	Headings are used for guidance only and are not to be used in the interpretation of the contract.

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